Exhibit 99.1

News Release

TransEnterix Announces Proposed Public Offering of Common Stock

Morrisville, North Carolina (September 4, 2019) — TransEnterix, Inc. (NYSE American: TRXC) today announced that it has commenced an underwritten public offering of shares of its common stock. TransEnterix intends to grant the underwriter a 30-day option to purchase up to an additional 15% of the shares of its common stock offered in the public offering. All of the shares in the offering are to be sold by TransEnterix.

Cantor Fitzgerald & Co. is acting as sole book-running manager for the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The shares of common stock described above are being offered by TransEnterix pursuant to its shelf registration statement previously filed with the Securities and Exchange Commission (SEC) and declared effective on May 19, 2017. A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC, and will be available on the SEC’s website at www.sec.gov. When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to these securities may also be obtained by sending a request to Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 6th Floor, New York, New York 10022; email prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today’s value-based healthcare environment. The Company is focused on the commercialization of the Senhance® Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, and select other countries.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed public offering. These statements involve significant risks and uncertainties, including those discussed in the preliminary prospectus supplement related to the offering and in our most recent annual report filed on Form 10-K and its other SEC filings. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. There can be no assurance that TransEnterix will be able to complete the offering. We are providing this information as of September 4, 2019. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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CONTACT:

For TransEnterix, Inc.

Mark Klausner, +1 443-213-0501

invest@transenterix.com

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